Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated March 26, 2010
Registration Statement
No. 333-148653

CAPLEASE, INC.

1,800,000 Shares of 8.125% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)

FINAL PRICING TERMS

Issuer:	CapLease, Inc.

Title of Shares:	8.125% Series A Preferred Stock

Number of Shares:	1,800,000 (2,070,000 shares if the underwriters’ overallotment option is exercised in full)

Maturity:	Perpetual

Trade Date:	March 26, 2010

Settlement Date:	March 31, 2010 (T+3)

Dividend Rate:	8.125%

Dividend Payment Dates:	January 15, April 15, July 15 and October 15, commencing April 15, 2010

First Dividend Record Date:	March 31, 2010

Optional Redemption:	On or after October 19, 2010, in whole or from time to time in part, for cash at $25 per depository share, plus accrued and unpaid dividends, if any, to the redemption date

Yield (including accrued dividend):	8.809%

Yield (excluding accrued dividend):	9.000%

Public Offering Price:	$23.060

Purchase Price by Underwriter:	$22.334

Net Proceeds (before expenses):	$40,201,200 ($46,231,380 if the underwriters’ overallotment option is exercised in full)

Underwriting Commission:	$1,306,800 ($1,502,820 if the underwriters’ overallotment option is exercised in full)

Joint Book-Running Managers:	Wells Fargo Securities, LLC Goldman, Sachs & Co.

Listing/Symbol:	NYSE/ “LSEPrA”

CUSIP:	140288200

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 326-5897 or Goldman, Sachs & Co. toll-free at (866) 471-2526.